UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, a Pennsylvania corporation, will be held in the 11th Floor Conference Center of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, on Wednesday, August 20, 2008, at 10:00 A.M. (local time), for the following purposes:

(1)	To elect eight directors of the Company to serve for a term of one year;

(2)	To ratify the appointment of Radin, Glass & Co., LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and

(3)	To consider and act upon such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on July 9, 2008 are entitled to vote at the meeting.

Please fill in, date and sign the enclosed proxy, which is solicited by our Board of Directors, and mail it promptly in the enclosed postage-paid envelope to make sure that your shares are represented at the meeting. If you attend the meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

By order of the Board of Directors,

FRANK A. MUSTO,
Secretary

Burlington, New Jersey

July 18, 2008

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

August 20, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be used at our annual meeting of shareholders which will be held in the 11th Floor Conference Center of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, on Wednesday, August 20, 2008, at 10:00 A.M. (local time), and at any adjournments thereof. All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Franklin Electronic Publishers, Incorporated.

Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted FOR the election of the named director nominees and FOR the ratification of the appointment of Radin, Glass & Co., LLP. Shareholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of Radin, Glass & Co., LLP as our independent registered public accounting firm and approve any other business which may properly come before the meeting. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this meeting which involve a broker “non-vote.”

Our principal executive offices are located at One Franklin Plaza, Burlington, New Jersey 08016-4907. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to shareholders is on or about July 18, 2008.

VOTING SECURITIES

There were outstanding on July 9, 2008, 8,268,821 shares of common stock, $.01 par value (Common Stock) held by approximately 788 holders of record. Holders of Common Stock of record at the close of business on July 9, 2008 will be entitled to one vote for each share of our Common Stock then held.

PROPOSAL 1 - ELECTION OF DIRECTORS

Eight directors will be elected at the meeting for a term of one year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director

Edward H. Cohen	Counsel, Katten Muchin Rosenman LLP	69	1987

Barry J. Lipsky	President and Chief Executive Officer of the Company	57	1997

Leonard M. Lodish	Professor of Marketing, Wharton School of the University of Pennsylvania	64	1987

James Meister	Retired Executive, formerly President, Chief Executive Officer and Non-Executive Chairman, Kings Super Markets, Inc.	66	1996

Howard L. Morgan	President, Arca Group Inc.	62	1981

Jerry R. Schubel	President, Aquarium of the Pacific	72	1991

James H. Simons	Chairman of the Board, Renaissance Technologies LLC	70	1983

William H. Turner	Acting Dean, College of Business, Montclair State University	68	1994

No family relationship exists between any director and executive officer of the Company.

Mr. Cohen is counsel to the law firm of Katten Muchin Rosenman LLP, with which he has been affiliated since 1963. He is a director of Phillips-Van Heusen Corporation, manufacturer and marketer of apparel and footwear, Gilman Ciocia, Inc., a financial services and tax preparation firm, and Merrimac Industries, Inc., manufacturer of Radio Frequency (RF) microwave signal processing components and subsystem assemblies.

Mr. Lipsky joined us as Vice President in February 1985. He was elected our Executive Vice President in 1997, Interim President and Chief Operating Officer in April 1999 and our President and Chief Executive Officer in May 1999. Mr. Lipsky has been a Director or Managing Director of our Hong Kong subsidiary since its inception in 1985 and Chairman of such subsidiary since May 2008. Prior to joining us and from 1972, Mr. Lipsky was employed by Mura Corporation of Hicksville, New York, a designer and importer of consumer electronic products and custom components.

Dr. Lodish is the Samuel R. Harrell Professor of Marketing at the Wharton School of the University of Pennsylvania and since 2001, he has been the Vice Dean, Wharton West at the Wharton School. He has been a Professor of Marketing since 1976, and was Chairman of the Marketing Department of the Wharton School from 1984 to 1988 and 1992 to 1994. He is a director of J&J Snack Foods, Inc., a producer and marketer of specialty foods.

Mr. Meister retired in August 2004 after serving as the Non-Executive Chairman of Kings Super Markets, Inc., a food retailer owned by Marks & Spencer p.l.c, since October 2003. Prior to July 1998, Mr. Meister had been employed with Kings Super Markets, Inc. for twenty-four years. Mr. Meister was President and Chief Executive Officer of Kings Super Markets, Inc. from 1988 until July 1998.

Dr. Morgan is, and for more than the past five years has been, President of Arca Group, Inc., a consulting and investment management firm, and since January 1999 has been a director of and consultant to Idealab, which creates and operates internet companies. Since 2005, he has been a director of First Round Capital, a venture investment firm. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He is a director of Internet Brands, Inc.

Dr. Schubel became President and Chief Executive Officer of the Aquarium of the Pacific in Long Beach, California in June 2002. Prior to that he was President and Chief Executive Officer of the New England Aquarium from 1994 to 2001, and Dean and Director of the Marine Sciences Research Center of the State University of New York at Stony Brook from 1974 to 1994. He is a director of the International Resources Group and Institute for Learning Innovation.

Dr. Simons has been Chairman of the Board of Renaissance Technologies Corp. (now Renaissance Technologies LLC) since 1982, Chief Executive Officer since January 2008 and served as President from 1982 to 2008. He served as Chairman of our Board of Directors from 1997 to 2005. Dr. Simons is a director of the Paul Simons Foundation, The Simons Foundation, and Math for America, Inc.

Mr. Turner has been Acting Dean of the College of Business of Montclair State University since July 1, 2008. Mr. Turner was the founding Dean of the College of Business of Stony Brook University and served as Dean from January 2004 to January 2008. Mr. Turner was Senior Partner of Summus Ltd., a consulting firm, from October 2002 to December 2003. Mr. Turner retired as Chairman of PNC Bank, New Jersey in September 2002 after joining the bank as President in August, 1997. He served as our President and Co-Chief Executive Officer from October 1, 1996 to August 1997. Prior to joining us, he was Vice Chairman of The Chase Manhattan Bank. For more than the prior thirty years, Mr. Turner held a variety of positions at Chemical Banking Corporation prior to its merger with Chase Manhattan Bank. Mr. Turner is a director of Standard Motor Products, Inc., a manufacturer of automotive replacement products, Volt Information Sciences, Inc., a provider of varied equipment and services to the telecommunications and print media industries, New Jersey Resources Corporation, a provider of energy services, and Ameriprise Financial Services.

The Board of Directors unanimously recommends a vote FOR the election of the eight nominees to our Board of Directors. Proxies received in response to this solicitation will be voted FOR the election of the eight nominees to our Board of Directors unless otherwise specified in the proxy.

Independence of Directors

As required by the listing standards of the American Stock Exchange (AMEX), a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. Our Board of Directors determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board of Directors has affirmatively determined that a majority of our Board of Directors is comprised of independent directors. Our independent directors pursuant to Section 121(A) of the AMEX listing standards are Drs. Morgan, Lodish, Simons and Schubel and Messrs. Cohen, Meister, and Turner.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Stock Option and Compensation Committee (“Compensation Committee”) and a Corporate Governance and Nominating Committee.

The Audit Committee currently consists of Dr. Morgan and Messrs. Meister and Cohen. Mr. Cohen serves as the chairman of the Audit Committee. All current members of the Audit Committee are independent as defined in Section 121(A) of the AMEX listing standards and Rule 10A-3 of Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee’s function is to provide assistance to the Board of Directors in fulfilling the Board’s oversight functions relating to the quality and integrity of our financial reports, monitor our financial reporting process and internal control system, and perform such other activities consistent with its charter and our By-laws as the Audit Committee or the Board of Directors deems appropriate. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the outside auditors (including resolution of disagreements between our management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee must pre-approve all audit and non-audit services to be provided to the Company by its outside auditors. The Audit Committee carries out all functions required to be performed by it by AMEX, the Securities and Exchange Commission (the SEC) and the federal securities laws. The Board of Directors has determined that Dr. Morgan, in addition to being “independent”, qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act. During the fiscal year ended March 31, 2008, the Audit Committee met or acted by unanimous consent on seven occasions. The Audit Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

Drs. Simons and Morgan and Mr. Meister currently serve on the Compensation Committee. Mr. Meister serves as the chairman of the Compensation Committee. All current members of the Compensation Committee are independent as defined in Section 121(A) of the AMEX listing standards. The Compensation Committee is charged with administering our 1988 Stock Option Plan, 1998 Stock Option Plan, as amended and restated, 2005 Stock Option Plan, a Restricted Stock Plan, as amended and restated, and the 2005 Restricted Stock Plan and setting the compensation levels, including salaries and bonuses, of our Chief Executive Officer and, on the recommendation of our Chief Executive Officer, other senior executives. The Compensation Committee met or acted by unanimous consent on nine occasions during the fiscal year ended March 31, 2008. The Compensation Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

The Corporate Governance and Nominating Committee currently consists of Drs. Morgan, Lodish and Schubel and Messrs. Cohen, Meister, and Turner. Each member of the Corporate Governance and Nominating Committee is independent as defined in Section 121(A) of the AMEX listing standards. Mr. Cohen serves as the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for (1) identifying and recommending to the Board of Directors individuals qualified to become Board and Committee members; (2) maintaining that a majority of the Board of Directors members are independent and that all the members of the Audit, Compensation and the Corporate Governance and Nominating Committees are independent as required; (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us; and (4) addressing corporate governance issues and recommending proposals and actions for the Board’s consideration. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director. We have not received any nominees for director from a stockholder who owns more than 5% of our voting stock. During the fiscal year ended March 31, 2008, the Corporate Governance and Nominating Committee met or acted by unanimous consent on one occasion. The Corporate Governance and Nominating Committee has adopted a written charter, a copy of which is available on our website at www.franklin.com.

During the fiscal year ended March 31, 2008, the Board of Directors met or acted by unanimous consent on six occasions. Each director, other than James H. Simons, attended at least 75% of the aggregate number of meetings of the Board of Directors and of any Committees of the Board on which they served.

We do not have a policy on attendance by directors at our Annual Meeting. All of the current directors attended our 2007 Annual Meeting held on August 29, 2007 except for James H. Simons.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board which is available on the Company’s website at www.franklin.com.

The Audit Committee has met and held discussions with management and Radin, Glass & Co., LLP, the Company’s independent registered public accounting firm, including discussions with respect to our financial statements. Management represented to the Audit Committee that the Company’s financial statements for the year ended March 31, 2008 were prepared in accordance with generally accepted accounting principles. We also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for the audit. We met with the independent registered public accounting firm, with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

We discussed with the independent registered public accounting firm its independence from the Company and management, including the independent registered public accounting firm’s written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board.

Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Edward H. Cohen, Chairman Howard Morgan
James Meister

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no specific, minimum or absolute criteria for Board membership. The Corporate Governance and Nominating Committee seeks directors who have demonstrated an ethical and successful career. This may include experience as a senior executive of a publicly traded corporation, management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Corporate Governance and Nominating Committee shall determine shall qualify an individual for Board service. The Corporate Governance and Nominating Committee makes every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by AMEX and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee considers and reviews such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and shareholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by shareholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources. Any shareholder may recommend nominees for director at least 120 calendar days prior to the date on which our proxy statement was released to shareholders in connection with the previous year’s annual meeting, by writing to the Secretary, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, NJ 08016, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the shareholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to the Chair of the Corporate

Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Ethics

We have adopted a code of ethics that applies to our chief executive officer and chief financial officer, our principal executive officer and principal financial officer, respectively, and all of our other financial executives. We have also adopted a code of ethics applicable to all employees, officers and directors. We make both codes of ethics available free of charge through our website, www.franklin.com. We will disclose on our website amendments to or waivers from the codes of ethics in accordance with all applicable laws and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act and on representations from its executive officers, directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of such persons under Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended March 31, 2008 except that Toshihide Hokari failed to timely file a Form 3, which was filed on September 5, 2007.

Shareholder Communications With The Board Of Directors

Any shareholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Chief Executive Officer, Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, NJ 08016. Communications may also be addressed to the Chairman of the Board, an individual director, a Board Committee, the non-management directors or the full Board. Communications received by the Chief Executive Officer or Chairman of the Board will then be distributed to the appropriate directors unless they determine that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Common Stock as of July 9, 2008 by (i) all those known by us to be the beneficial owners of more than five percent of the Common Stock, (ii) all directors and nominees for director, (iii) each of our executive officers named in the Summary Compensation Table on page 13 hereof and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares listed as beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership		Percent of Class

Shining Sea Limited c/o Bermuda Trust Company Ltd. Trustee Compass Point, 9 Bermudian Road Hamilton HM11, Bermuda	Beneficial owner of 5% or more of Common Stock	1,684,638	(1)	20.37%

James H. Simons c/o Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	Director	543,948	(2)	6.49%

Marcy Lewis 11111 Biscayne Boulevard North Miami, FL 33181	Beneficial owner of 5% or more of Common Stock	669,900	(3)	8.10%

Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	Beneficial owner of 5% or more of Common Stock	528,084	(4)	6.39%

Barry J. Lipsky(5)	President, Chief Executive Officer and Director	566,441		6.45%

Howard L. Morgan (5)	Chairman of the Board of Directors	158,611	(6)	1.89%

Jerry R. Schubel (5)	Director	122,200		1.46%

William H. Turner (5)	Director	134,925		1.61%

Leonard M. Lodish (5)	Director	125,611		1.50%

Name and Address of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership	Percent of Class

Edward H. Cohen (5)	Director	122,027	1.46%

James Meister (5)	Director	119,986	1.43%

Walter Schillings (5)	Managing Director, European Operations	50,202	*

Arnold Levitt (5)(7)	Senior Vice President	62,000	*

Matthew Baile (5)(8)	Vice President, Product Development	25,000	*

Michael Crincoli (5)(9)	Vice President, North American Operations	57,952	*

All executive officers and directors as a group (11 persons)		1,945,951	20.20%

*	less than 1%

(1)	Held by Shining Sea Limited, a Bermuda company. Over 98% of Shining Sea Limited is owned by certain trusts created under the laws of Bermuda of which James H. Simons and members of his immediate family are beneficiaries. The trustee of such trusts is Bermuda Trust Company Ltd. Less than 2% of Shining Sea Limited is owned by the Simons Foundation which has no voting rights with respect to such shares. Dr. Simons disclaims beneficial ownership of the shares held by Bermuda Trust Company Ltd.

(2)	Includes 16,954 shares held by or for the benefit of members of Dr. Simons’ immediate family and 53 shares held by Renaissance Ventures Ltd., of which Dr. Simons is the chairman and sole shareholder. Does not include shares held by Bermuda Trust Company Ltd.

(3)	Information as to shares of Common Stock owned by Marcy Lewis is as set forth in an amendment to Schedule 13G dated January 13, 2005 as filed with the SEC.

(4)	Information as to shares of Common Stock owned by Dimensional Fund Advisors is as of December 31, 2007 as set forth in an amendment to its Schedule 13G dated February 6, 2008 as filed with the SEC.

(5)	The address of our directors and executive officers is Franklin Electronic Publishers, Incorporated, One Franklin Plaza, Burlington, New Jersey 08016.

(6)	Includes 5,250 shares held for the benefit of Dr. Morgan’s children.

(7)	Mr. Levitt retired from the Company on November 14, 2007.

(8)	Mr. Baile resigned from the Company on March 14, 2008.

(9)	Mr. Crincoli’s employment was terminated on May 1, 2008.

The shares of Common Stock in the foregoing table have not been pledged or otherwise deposited as collateral, are not the subject matter of any voting trust or other similar agreement and are not the subject of any contract providing for the sale or other disposition of securities.

The foregoing table also includes shares of Common Stock which the following directors have the right to acquire within sixty days upon the exercise of stock options as follows: Dr. Simons, 116,941 shares; Mr. Lipsky, 517,119 shares; Dr. Morgan, 119,361 shares; Mr. Cohen, 116,941 shares; Dr. Schubel, 107,387 shares; Mr. Turner, 111,925 shares; Dr. Lodish, 115,611 shares; and Mr. Meister 106,986 shares. The foregoing table also includes shares of Common Stock which all named executive officers who are not directors, as a group, have the right to acquire within sixty days upon the exercise of stock options as follows: Mr. Schillings, 50,202 shares; Mr. Levitt, 50,000 shares; Mr. Baile, 25,000 shares; and Mr. Crincoli, 57,952.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Katten Muchin Rosenman LLP, of which Mr. Cohen is counsel, was engaged as our outside counsel for the fiscal year ended March 31, 2008 and will continue to be so engaged for the fiscal year ending March 31, 2009. Legal fees for services rendered by Katten Muchin Rosenman LLP to us during the fiscal year ended March 31, 2008, did not exceed 5% of the revenues of such firm for its most recent fiscal year. Mr. Cohen does not share in the fees paid by us to Katten Muchin Rosenman LLP and Mr. Cohen’s compensation is not based on such fees.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered. During the fiscal year ended March 31, 2008, no related party transactions were submitted to the Audit Committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers (Named Executive Officers) for the fiscal years ended March 31, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($) (12)	All Other Compensation ($) (13)		Total ($)
Barry Lipsky	2008	381,300	124,790	(14)	0	7,705	23,058	(1)	536,853
President and Chief Executive Officer	2007	381,300	0		0	0	21,600	(2)	402,900
Walter Schillings	2008	241,541	74,892	(15)	0	1,156	8,440	(3)	326,029
Managing Director, European Operations	2007	197,972	34,721		0	0	9,745	(4)	242,438
Matthew Baile	2008	198,000	0	(14)	0	54,000	0		252,000
Vice President, Product Development (5)	2007	216,000	0		0	0	0		216,000
Michael A. Crincoli	2008	188,500	0	(16)	0	2,003	15,955	(7)	206,458
Vice President, North American Operations (6)	2007	186,529	0		0	0	15,896	(8)	202,425
Arnold D. Levitt	2008	169,141	38,997	(14)	0	0	20,074	(10)	228,212
Senior Vice President (9)	2007	254,200	0		0	0	30,600	(11)	284,800

(1)	Consists of $15,000 for a car allowance and $8,058 for Company 401(k) contributions.

(2)	Consists of $15,000 for a car allowance and $6,600 for Company 401(k) contributions.

(3)	Consist of $8,440 for a car allowance.

(4)	Consists of $6,876 for a car allowance and $2,869 for premiums on Life Insurance.

(5)	Mr. Baile resigned from the Company on March 14, 2008. Mr. Baile’s compensation was comprised of a salary component (during his work days in the United States) and payment as a consultant to the Company pursuant to a Management Agreement with Centaurus Limited, a Hong Kong company of which Mr. Baile owns substantially all outstanding shares.

(6)	Mr. Crincoli’s employment was terminated on May 1, 2008.

(7)	Consists of $10,000 for a car allowance and $5,955 for Company 401(k) contributions.

(8)	Consists of $10,000 for a car allowance and $5,896 for Company 401(k) contributions.

(9)	Mr. Levitt retired from the Company on November 14, 2007.

(10)	Consists of $15,000 for an expense allowance and $5,074 for Company 401(k) contributions.

(11)	Consists of $24,000 for an expense allowance and $6,600 for Company 401(k) contributions.

(12)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R.

(13)	For potential payments upon termination due to a change in control of the Company, please see page 18 of this proxy statement.

(14)	For the fiscal year ended March 31, 2008, of the named executive officers included in the Summary Compensation Table herein, Mr. Lipsky, Mr. Levitt and Mr. Baile were eligible to participate in our Senior Executive Bonus Plan. As a result of Mr. Levitt’s retirement from the Company on November 14, 2007, his incentive bonus under the Senior Executive Bonus Plan was prorated accordingly. Mr. Baile resigned from the Company on March 14, 2008 and as a result did not receive an incentive bonus. For the fiscal year ended March 31, 2008, the incentive bonus pool consisted of the following amounts of consolidated pre-tax earnings for distribution as cash bonuses to such executive officers of the Company: No amounts for the first $1.2 million of consolidated pretax earnings; 8% of the next $1.2 million of consolidated pre-tax earnings shall be paid to Mr. Lipsky, with up to an additional 12% of such consolidated pre-tax earnings to be shared by the remaining senior executive officers eligible to participate in our Senior Executive Bonus Plan in amounts not to exceed 4% of such consolidated pre-tax earnings based on the recommendation of Mr. Lipsky and approval of the Compensation Committee for any such other participating senior executive officer; and 4% of any amounts of consolidated pre-tax earnings in excess of $2.4 million shall be paid to Mr. Lipsky, with up to an additional 6% of such consolidated pre-tax earnings to be shared by such remaining senior executive officers in amounts not to exceed 2% of such consolidated pre-tax earnings based on the recommendation of Mr. Lipsky and approval of the Compensation Committee for any such other participating senior executive officer.

(15)	For the fiscal year ended March 31, 2008, we paid an incentive bonus to Mr. Schillings in accordance with our Short-Term Incentive Plan. In determining the bonus amount, Mr. Lipsky considered the net sales and contribution margin of our Continental European operations compared with the performance measures for Continental Europe established in our Short-Term Incentive Plan.

(16)	Mr. Crincoli did not receive an incentive bonus because our North American operations did not achieve the performance measure established in our Short-Term Incentive Plan.

For the 2009 fiscal year, under our Senior Executive Bonus Plan, the incentive bonus pool will consist of the following amounts of consolidated pre-tax earnings for distribution as cash bonuses to certain senior executive officers of the Company: No amounts if the Company achieves less than $1.276 million of consolidated pre-tax earnings; 4% of all consolidated pre-tax earnings shall be paid to Mr. Lipsky if the Company achieves a minimum of $1.276 million of consolidated pre-tax earnings, with up to an additional 6% of such consolidated pre-tax earnings to be shared by such remaining senior executive officers in amounts not to exceed 2% of such consolidated pre-tax earnings based on the recommendation of Mr. Lipsky and approval of the Compensation Committee for any such other participating senior executive officer.

Employment Agreements and Arrangements

Mr. Schillings is employed as Managing Director, European Operations pursuant to an employment agreement with Franklin Electronic Publishers Deutschland GmbH (“Franklin GmbH”), our wholly owned subsidiary. Mr. Schillings is required to devote his full working time to the affairs of Franklin Germany. The term of Mr. Schillings employment expires on February 15, 2009. Under his agreement, Mr. Schillings receives an annual base salary (currently set at Euro 153,000 ($241,541, based on the exchange rate at March 31, 2008)), and is provided with a car allowance of Euro 5,346 ($8,440 based on the exchange rate at March 31, 2008). Mr. Schillings is also entitled to participate in our Short-Term Incentive Plan based upon revenue and margin contribution of the European Operations.

Franklin GmbH, our wholly owned subsidiary, and Walter Schillings entered into certain pension arrangements in 1999 and 2000 that are governed by German law. While these arrangements are funded primarily by Mr. Schillings, in light of actuarial assumptions about the adequacy of the amounts currently funded under the arrangements and in view of the requirements of German law, Franklin GmbH will be required to fund any deficit at the time when Mr. Schillings reaches the age of 60 while in the employ of Franklin GmbH. As a result, at March 31, 2008, Franklin GmbH recorded a net liability of $102,290 (Euro 64,740, based on exchange rate at March 31, 2008) resulting from such actuarial assumptions in view of German law. Under German law, Franklin GmbH is not required to meet any actual deficit until the time that Mr. Schillings reaches age 60 while in the employ of Franklin GmbH. During the 2009 fiscal year and for so long as the deficit remains, at the discretion of management, Franklin GmbH will initiate an annual contribution to such arrangements of Euro 5,000 ($7,895 based on the exchange rate at March 31, 2008).

Mr. Crincoli was employed as Vice President, North American Operations pursuant to a letter agreement until May 1, 2008. Under his agreement, Mr. Crincoli received an annual base salary and was eligible for merit increases during our annual review process. Mr. Crincoli was eligible to participate in our Short-Term Incentive Plan based on revenue and margin contribution of the North American Operations. However, Mr. Crincoli did not receive an incentive bonus because our North American operations did not achieve the performance measure established in our Short-Term Incentive Plan. Mr. Crincoli also received an auto allowance of $10,000 annually and was eligible to participate in our major medical, life insurance, dental, disability and 401(k) plans.

Mr. Baile, pursuant to the Management Agreement with Centaurus Limited, a Hong Kong company of which Mr. Baile owns substantially all outstanding shares, dated December 13, 2004, as amended, provided services as Vice President, Product Development for the Company until his resignation from the Company on March 14, 2008. Mr. Baile received a direct salary during his time in the United States and Centaurus Limited received a monthly fee at other times for services provided by Mr. Baile. The total of salary and consulting fees equaled $216,000 annually. Mr. Baile was eligible to receive a bonus under our Senior Executive Bonus Plan. However, Mr. Baile resigned from the Company on March 14, 2008 and as a result did not receive an incentive bonus under or Senior Executive Bonus Plan.

No other Named Executive Officer has an employment agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the fiscal year ended March 31, 2008 for each of the Named Executive Officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Barry J. Lipsky	15,000	—	—	11.000	04/02/08
	10,000	—	—	8.750	11/23/08
	150,000	—	—	5.750	05/05/09
	86,000	—	—	7.500	06/23/10
	30,000	—	—	2.800	06/20/11
	106,119	—	—	3.500	03/11/12
	30,000	—	—	1.200	06/26/12
	30,000	—	—	2.700	10/08/03
	37,500	—	—	3.840	10/04/14
	37,500	—	—	3.800	10/31/15
	—	50,000	—	3.820	10/01/17
Arnold D. Levitt	50,000	—	—	4.000	07/28/09
	54,000	—	—	7.500	05/14/08
	20,000	—	—	2.800	05/14/08
	19,468	—	—	3.500	05/14/08
	5,000	—	—	1.200	05/14/08
	20,000	—	—	2.700	05/14/08
	25,000	—	—	3.840	05/14/08
	25,000	—	—	3.800	05/14/08
Matthew Baile	25,000	—	—	4.040	03/17/10
Walter Shillings	4,000	—	—	8.750	11/23/08
	7,500	—	—	4.000	07/28/09
	10,000	—	—	4.880	10/22/09
	5,000	—	—	7.500	06/23/10
	9,952	—	—	3.500	03/11/12
	750	—	—	1.200	06/26/12
	3,000	—	—	2.700	10/08/13
	5,000	—	—	3.840	10/04/14
	5,000	—	—	3.800	10/31/15
	—	7,500		3.820	10/01/17
Michael A. Crincoli	15,000	—	—	6.000	01/31/10
	2,000	—	—	2.800	05/02/10
	2,952	—	—	4.950	05/02/10
	3,000	—	—	1.200	05/02/10
	10,000	—	—	2.700	05/02/10
	15,000	—	—	3.840	05/02/10
	10,000	—	—	3.800	05/02/10
	—	13,000	—	3.820	05/02/10

Under our 1998 and 2005 Stock Option Plans, stock options vest in equal installments over four years from the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes estimated benefits that would have been payable to Mr. Lipsky if the employment of such Named Executive Officer had been terminated on March 31, 2008 by us for any reason including “constructive termination” (other than for “cause” or by death) or following a change of control of the Company:

Name	Termination or upon a Change of Control
Barry Lipsky Severance (1)	$953,250

(1)	Reflects severance of one-and one-half (1 1/2 ) months salary for each year of employment subject to a 30 month maximum. This amount would be paid as a salary continuation to the individual affected.

The following table summarizes estimated benefits that would have been payable to Mr. Schillings if the employment of such Named Executive Officer had been terminated on March 31, 2008 (i) by us without “important cause” (as defined Mr. Schilling’s employment agreement) and other than due to a change of control of the Company, (ii) by us following a change of control of the Company, (iii) by us during the last six months of his contract period or (iv) by Mr. Schillings:

Name	Termination by the Company Without “Important Cause” and Other Than a Change of Control		Termination by the Company Following a Change of Control		Termination by the Company During the Last Six Months of Employment Period		Termination by Mr. Schillings
Walter Schillings Severance	$251,068	(1)	$483,082	(2)	$120,771	(3)	$120,771	(4)

(1)	Reflects severance of base salary at March 31, 2008 for the remainder of the term and the bonus amount paid to such Named Executive Officer for the fiscal year ended March 31, 2008 based on the exchange rate at March 31, 2008.

(2)	Reflects severance of 24 months of such Named Executive Officer’s base salary at March 31, 2008 based on the exchange rate at March 31, 2008.

(3)	Reflects severance of six months of base salary of such Named Executive Officer at March 31, 2008 based on the exchange rate at March 31, 2008.

(4)	Reflects severance of 50% of such Named Executive Officer’s base salary at March 31, 2008 based on the exchange rate at March 31, 2008.

In addition, for each of the Named Executive Officers listed above, stock options held by such Named Executive Officer vest upon termination by us following a change of control.

Severance Policy and Change in Control Arrangement

We have instituted a severance policy for each of our employees in the United States that provides that if such employee is terminated by us without cause (cause shall include failure to report for work), he or she shall receive his or her then base salary and shall continue to be covered under his or her benefit plan for a number of weeks equal to the number of full years of prior employment, plus one week. Of our Named Executive Officers, only Mr. Crincoli was eligible to participate under our severance policy. In connection with the termination of Mr. Crincoli’s employment on May 1, 2008, Mr. Crincoli received $76,125 in severance payments, consisting of $32,625 calculated in accordance with our severance policy and an additional $43,500 in light of Mr. Crincoli’s senior status and past contributions.

For Mr. Lipsky and Mr. Levitt, a separate policy provides for severance of one-and one-half (1 1/2) months salary for each year of employment subject to a 30 month maximum and for the acceleration of the vesting of any unvested stock options in certain instances on termination of employment or in connection with certain changes in control of the Company. In connection with Mr. Levitt’s retirement from the Company on November 14, 2007, Mr. Levitt did not receive any severance payment.

Mr. Schillings’ employment agreement provides that if he is terminated without “important cause” (as defined therein) and other than due to a change of control of the Company, he will receive a payment equal to his then current salary for the remainder of the term and a bonus determined by business performance. If Mr. Schillings is terminated during the last six months of the contract period, he will receive a payment equal to six months salary from the last day that he works. If Mr. Schillings is terminated following a change of control of the Company, he will receive an amount equal to the greater of (i) two years of his then current salary or (ii) the current salary for the completion of term, and a bonus determined by business performance. If Mr. Schillings terminates his employment prior to the completion of the term of this agreement, he will continue his management duties and responsibilities for at least six months following his termination. The employment agreement also provides that Mr. Schillings shall not perform for a period of one year after the termination of the agreement any services for any firm or company carrying on the business in electronic publishing within Germany or other country in the European Community, in which Franklin GmbH operates as of the date of termination which is or is likely to be in competition with any business carried on or proposed to be carried on at the date of such determination by Franklin GmbH or any other related company. Mr. Schillings cannot carry on business with such competitors on his own or on the behalf of any other person and cannot acquire any shares in such companies that carry on business in competition with Franklin GmbH. For such one year period, Mr. Schillings shall be paid 50% of his last monthly paid salary. Mr. Schillings’ employment agreement expires on February 14, 2009.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our directors who are not employees during the fiscal year ended March 31, 2008.

Name	Fees Earned on Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Edward H. Cohen	12,500	6,210	18,710
Leonard M. Lodish	10,000	6,210	16,210
James Meister	15,000	6,210	21,210
Howard L. Morgan	15,000	6,210	21,210
Jerry R. Schubel	10,000	6,210	16,210
James H. Simons	0	6,210	6,210
William H. Turner	10,000	6,210	16,210

Reflects the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R. Each non employee director in the table above received 9,554 options to purchase Common Stock on January 2, 2008 at an exercise price of $3.14 per share.

The total number of stock options held by such directors at March 31, 2008 was as follows: Dr. Simons, 116,941 shares; Dr. Morgan, 119,361 shares; Mr. Cohen, 116,941 shares; Dr. Schubel, 116,941 shares; Mr. Turner, 111,925 shares; Dr. Lodish, 115,611 shares; and Mr. Meister 106,986 shares.

Compensation of Directors

Each director who is not our employee or an employee of any of our subsidiaries receives, for his services as a director of the Company, a non-discretionary annual grant of options to purchase the number of shares of Common Stock equal to the greater of (x) 3,000 or (y) the number derived by dividing $30,000 by the fair market value of a share of Common Stock on the date of grant. For the fiscal year ended March 31, 2008, in addition to the stock options described above, each non-employee director, other than Dr. Simons, received an annual fee of $10,000 for serving on the Board of Directors. Members of the Audit and Compensation Committees, other than Dr. Simons, received an additional fee of $2,500 for each committee on which they serve.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Radin, Glass & Co., LLP as our independent registered accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending March 31, 2009. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Board of Directors on behalf of the Audit Committee, considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, the Audit Committee intends to reconsider the selection of auditors for the fiscal year ending March 31, 2009.

It is expected that representatives of Radin, Glass & Co., LLP will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

Principal Accountant Fees And Services

Audit Fees. The aggregate fees billed or to be billed by Radin, Glass & Co., LLP for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $158,097 for the fiscal year ended March 31, 2008 and $165,703 for the fiscal year ended March 31, 2007.

Audit-Related Fees. The aggregate fees billed by Radin, Glass & Co., LLP for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements were $16,268 for the fiscal year ended March 31, 2008 and $18,953 for the fiscal year ended March 31, 2007. The nature of the services performed for these fees was primarily in connection with the audit of our 401(k) plan and audit consulting in connection with Section 404 internal controls matters under the Sarbanes-Oxley Act of 2002.

Tax Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $43,000 for the fiscal year ended March 31, 2008 and $40,385 for the fiscal year ended March 31, 2007. The nature of the services performed for these fees was primarily for preparation of tax returns.

All Other Fees. The aggregate fees billed by Radin, Glass & Co., LLP in each of the last two fiscal years for products and services other than those reported in the three prior categories were $1,560 for the fiscal year ended March 31, 2008 and $17,690 for the fiscal year ended March 31, 2007. The nature of the services performed for these fees was primarily in connection with potential acquisitions in 2008 and 2007.

Policy on Pre-Approval of Services Provided by Radin, Glass & Co., LLP

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee may delegate, subject to any rules or limitations it may deem appropriate, to one or more designated members of the Audit Committee the authority to grant such pre-approvals; provided, however, that the decisions of any member to whom authority is so delegated to pre-approve an activity shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has delegated such pre-approval authority to Edward H. Cohen, Chair of the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services that were provided on account of the fiscal year ended March 31, 2008.

The Board of Directors recommends a vote FOR ratification of the appointment of Radin, Glass & Co., LLP as our independent registered public accounting firm. Proxies received in response to this solicitation will be voted FOR the appointment of Radin, Glass & Co., LLP as our independent registered public accounting firm unless otherwise specified in the proxy.

MISCELLANEOUS

Any proposal of an eligible shareholder intended to be presented at the next annual meeting of shareholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting no later than March 20, 2009. The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the next annual meeting of shareholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us on or prior to June 3, 2009 and certain other conditions of the applicable rules of the SEC are satisfied. Shareholder proposals should be directed to the Secretary of the Company at the address set forth below.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. We may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2008, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO FRANK A. MUSTO, VICE PRESIDENT, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED, ONE FRANKLIN PLAZA, BURLINGTON, NEW JERSEY, 08016. Copies of the 2008 Annual Report on Form 10-K are being mailed to shareholders simultaneously with this Proxy Statement.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors,

FRANK A. MUSTO
Secretary

One Franklin Plaza

Burlington, New Jersey 08016-4907

July 18, 2008

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

				For	With- hold	For All Except
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS AUGUST 20, 2008		1.	ELECTION OF DIRECTORS	☐	☐	☐

This Proxy is Solicited On Behalf of the Board of Directors

The undersigned hereby appoints BARRY J. LIPSKY and FRANK A. MUSTO, or either of them, attorneys and proxies, with power of substitution and revocation, to vote, as designated below, all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders (including all adjournments thereof) of FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED to be held on Wednesday, August 20, 2008 at 10:00 A.M. (local time) at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

The Board of Directors recommends a vote FOR proposals 1 and 2.

Edward H. Cohen, Barry J. Lipsky, Leonard M. Lodish, James Meister, Howard L. Morgan, Jerry R. Schubel, James H. Simons and William H. Turner.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. __________________________________
				For	Against	Abstain
		2.	RATIFICATION of the appointment of Radin, Glass & Co., LLP, as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2009.	☐	☐	☐

The proxy is authorized to transact such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR items 1 and 2 and in the discretion of said proxy on any other matter which may come before the meeting or any adjournments thereof.

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

¿    Detach above card, sign, date and mail in postage paid envelope provided.    ¿

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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